UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: September 2, 2008

(Date of earliest event reported)

QUEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33787 (Commission File Number)	26-0518546 (I.R.S. Employer Identification Number)

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

(405) 600-7704

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed on August 25, 2008, Quest Energy GP, LLC (the “Company”), the general partner of Quest Energy Partners, L.P., accepted the resignation of Jerry Cash as Chairman of the Board and Chief Executive Officer of the Company. On September 2, 2008, Jack T. Collins was appointed the Company’s Interim Chief Financial Officer effective immediately. Mr. Collins has been the Executive Vice President of Investor Relations of the Company’s parent, Quest Resource Corporation, since December 2007 and has been the Company’s Executive Vice President of Investor Relations since August 2008 and will continue to oversee those functions. Mr. Collins, age 32, has more than 11 years of experience providing analysis and advice to the oil and gas industry investors. Prior to joining the Company, he worked for A.G. Edward & Sons, Inc., a national, full-service brokerage firm, from 1999 to 2007 in various positions, most recently as a Securities Analyst, where he was responsible for initiating the firm’s coverage of the high yield U.S. energy stock sector (E&P partnerships and U.S. royalty trusts). As an Associate Analyst (2001 to 2005) and a Research Associate (1999 to 2001) at A.G. Edwards, he assisted senior analysts in coverage of the independent E&P and oilfield service sectors of the energy industry. Mr. Collins holds a Bachelors degree in Economics with a Business Emphasis from the University of Colorado at Boulder.

Mr. Collins will continue to be compensated according to his existing arrangements with the Company as its Executive Vice President of Investor Relations.

There are no arrangements or understandings between Mr. Collins and any other persons with respect to his appointment as the Company’s Interim Chief Financial Officer. In addition, there has been no related transaction, nor is there any currently proposed related transaction, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Collins or any member of his immediate family, had or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST ENERGY PARTNERS, L.P.

By: Quest Energy GP, LLC, its General Partner

By:	/s/ David C. Lawler
David C. Lawler
President

Date: September 5, 2008

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